EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of November 13, 2007, and effective as of December 3, 2007 (the “Effective Date”), is made by and between Bernard Chaus, Inc., a New York corporation (the “Company”), and David Stiffman (the “Executive”).

Recitals

WHEREAS, the Company desires to employ the Executive as its Chief Operating Officer and the Executive is willing to be so employed, in each case on the terms and conditions in accordance with the terms of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.          Definitions.

1.1. “Board” means the Board of Directors of the Company.

1.2. “Cause” means (a) conviction of or plea of guilty or nolo contendere to a felony; (b) gross negligence or willful misconduct in the performing of Executive’s duties hereunder resulting in material harm to the Company and after, in either case, notice of such failure and a thirty (30) day cure period; (c) refusal to carry our reasonable responsibilities assigned by the Board or the Chief Executive Officer, which refusal results in material harm to the Company or material diminution in the value of the common stock of the Company and after, in either case, notice of such refusal and a thirty (30) day cure period; or (d) commission of fraud, theft against or embezzlement from the Company.

1.3. “Change in Control” means an acquisition of all or substantially all of the Company’s assets or voting securities, within the meaning of Code Section 409A.

1.4. “Code” means the Internal Revenue Code of 1986, as amended.

1.5. “Good Reason” means and shall be deemed to exist if, without the prior consent of the Executive: (a) the Executive’s responsibilities are materially and adversely reduced, (b) the Executive’s reporting relationship, is adversely changed so that the Executive no longer reports to the Board, (c) the Executive’s Base Salary is reduced, or (d) the Executive’s office location is moved to a location more than thirty (30) miles from New York, NY.

1.6. “Shares” means the common stock, par value $.01 per share, of the Company.

2.          Employment. Subject to the terms and provisions set forth in this Agreement and specifically as provided in Section 4.1, the Company hereby agrees that the Executive shall during the “Term of Employment” (as defined in Section 3 below) be employed as the chief operating officer of the Company, and the Executive hereby accepts such employment.

3.          Term of Employment. The term of employment under this Agreement shall commence on the Effective Date and, unless earlier terminated under Section 6 below or extended pursuant to the next sentence, shall terminate on the third anniversary of the Effective Date (the “Term of Employment”). The Term of Employment shall automatically be extended, subject to the same terms, conditions and limitations as provided herein, for an additional one (1) year period commencing on the third anniversary of the Effective Date and on each such anniversary date thereafter unless, not later than ninety (90) days prior to any such anniversary, either party to this Agreement shall have given notice to the other that the Term of Employment shall not be extended or further extended beyond its then automatically extended term, if any. Notwithstanding the foregoing, upon the occurrence of a Change in Control while the Executive is employed by the Company, the Term of Employment shall be automatically extended to the extent necessary so that it will not expire until the first anniversary of the Change in Control.

4.          Positions, Responsibilities and Duties.

4.1. Position. During the Term of Employment, the Executive shall be employed and serve as the Chief Operating Officer of the Company. The Executive shall report directly to the Chief Executive Officer and the Board.

4.2. Duties. During the Term of Employment, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of chief operating officer of a company of the same size and type as the Company. Additionally, during the Term of Employment, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not significantly interfere with the performance by the Executive of his duties and responsibilities hereunder, to (a) manage the Executive’s personal, financial and legal affairs, and (b) serve as an outside director on the board of directors of one or more entities provided that (i) any such entity is not selling the same or substantially similar product lines to the same or substantially similar customers as the Company and (ii) the Board consents to the Executive’s service as a director in advance, such consent by the Board shall not be unreasonably withheld.

5.          Compensation and Other Benefits.

5.1. Base Salary. During the Term of Employment, the Executive shall receive a base salary per annum payable in accordance with the Company’s normal payroll practices of no less than five hundred thousand dollars ($500,000), which the Board shall review annually and may, in its sole discretion, increase (but not decrease) (“Base Salary”).

5.2. Sign-on Bonus: The Executive shall receive a one-time sign-on bonus of $75,000 as soon as practicable after the Effective Date.

5.3. Annual Bonus. During the Term of Employment, the Executive shall be eligible for an annual bonus opportunity equal to 10% of the Company’s annual profits (the “Annual Bonus”). The determination of such profits shall be subject to appropriate adjustment in the Board’s sole good faith discretion for extraordinary items of gain or loss. With respect to the initial fiscal year of the Term of Employment only, the Executive shall receive a minimum guaranteed Annual Bonus of $50,000.

5.4. Change in Control Bonus. If the Company undergoes a Change in Control during the Term of Employment * * * the Executive will be paid a transaction bonus of * * *. Any transaction bonus payable under this section shall be paid as soon as practicable following the Change in Control.

5.5. Restricted Stock. As soon as practicable but no more than 30 days after the Effective Date, the Executive will be granted 100,000 restricted Shares under the Company’s 2007 Restricted Stock Inducement Plan (the “Restricted Stock”). Subject to the Executive’s continued employment with the Company, such shares of Restricted Stock will vest and the forfeiture restrictions shall lapse as to 50,000 shares of Restricted Stock on each of the first two anniversaries of the date of grant. Upon a Change in Control, all outstanding unvested shares of Restricted Stock shall vest and the forfeiture restrictions shall lapse immediately prior to such Change in Control.

5.6. Welfare Benefits. During the Term of Employment, the Executive and his dependents, if any, shall be eligible to participate in all of the Company’s applicable welfare benefit plans and programs on the same terms as other senior executives of the Company.

5.7. Other Benefits. During the Term of Employment, the Executive shall be eligible to participate in all vacation, life insurance, discount, fringe benefit and retirement plans on the same basis as other named executive officers of the Company (the “Benefit Plans”). Notwithstanding the foregoing, during the Term of Employment, the Executive shall be entitled to four (4) weeks vacation each calendar year.

6.          Termination.

6.1. Death. In the event of the Executive’s termination of employment with the Company because of his death, the Executive’s beneficiaries or estate, as applicable, shall only be entitled to receive any Base Salary earned but unpaid as of the date of termination.

6.2. Termination by the Company for Cause or by the Executive without Good Reason. In the event of the Executive’s termination of employment by the Company for Cause, or by the Executive without Good Reason, the Executive shall only be entitled to receive any Base Salary earned but unpaid as of the date of termination.

6.3. Non-Extension of the Term of Employment.

(a) By Executive. If the Term of Employment is not renewed by the Executive, the Executive shall only be entitled to receive any Base Salary earned but unpaid as of the date of termination.

(b) By the Company. If the Term of Employment is not renewed by the Company, then upon the Executive’s termination of employment and contingent upon execution and effectiveness of a general release in substantially the form attached hereto as Exhibit A, the Executive shall be entitled to receive (i) any Base Salary earned but unpaid as of the date of such termination and (ii) Base Salary continuation for twelve (12) months, paid over the Company’s regular payroll intervals. The Company’s notice of non-renewal shall not give rise to the severance payable under Section 6.3.

6.4. Termination by the Company Without Cause or by the Executive for Good Reason Other than Within One Year of Change in Control. Upon termination of the Executive’s employment hereunder by the Company without Cause or by the Executive for Good Reason, in either such case, at any time other than within one year after a Change in Control, then contingent upon execution and effectiveness of a general release in substantially the form attached hereto as Exhibit A, the Executive shall be entitled to receive the following: (a) Base Salary earned but unpaid as of the date of the Executive’s termination; (b) one year of continued severance payments paid over the Company’s regular payroll intervals with each payment equal to 1/12 (or the appropriate fraction with the numerator being one and the denominator being the number of payroll intervals per year) of the sum of (i) the Executive’s annual Base Salary at the time of termination plus (ii) the amount of the Executive’s Annual Bonus for the fiscal year prior to the fiscal year of termination; and (c) an amount equal to the Executive’s Annual Bonus for the fiscal year prior to the fiscal year of termination, pro-rated for the number of days in the fiscal year worked by the Executive prior to termination; and (d) all outstanding Restricted Stock shall become fully vested as of the date of such termination.

6.5. Termination by the Company Without Cause or by the Executive for Good Reason Within One Year of a Change in Control. Upon termination of the Executive’s employment by the Company without Cause, or by the Executive for Good Reason, in either such case, within one year of a Change in Control, then contingent upon execution and effectiveness of a general release in substantially the form attached hereto as Exhibit A, the Executive shall be entitled to receive: (a) Base Salary earned but unpaid as of the date of the Executive’s termination; (b) a lump sum payment equal to 1.5 times the quantity of the Executive’s Base Salary at the time of termination plus the greater of (i) the Annual Bonus received by the Executive in the fiscal year prior to the fiscal year of termination or (ii) the Annual Bonus that would be payable to the Executive for the year of termination, based on the financial forecast at the time of termination; and (c) a lump sum payment equal to the greater of (i) the Annual Bonus received by the Executive in the fiscal year prior to the fiscal year of termination or (ii) the Annual Bonus that would be payable to the Executive based on the financial forecast at the time of termination, in either such case, pro-rated for the number of days in the fiscal year worked by the Executive prior to termination.

6.6. 280G Modified Cutback. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) would subject the Executive to the excise tax imposed under Sections 280G or 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants or benefits consultants selected by the Company and the Executive shall have the right to review such determination. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.6 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.

6.7. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

6.8. Specified Employee. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder for the period in which the payment or benefits would otherwise be paid (or commence), and such payment or benefit would be subject to tax under Code Section 409A(a)(1)(B) if the payment or benefit is paid within six months of the Executive’s “separation from service” (within the meaning of Code Section 409A) then such payment or benefit required under this Agreement shall not be paid (or commence) until the first day which is six months after the Executive’s separation from service. In such case, any payments that would otherwise have been made during such period shall be made to the Executive in a lump sum as soon as administratively feasible subsequent to the date that is six (6) months after termination of the Executive’s employment.

7.          Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, policy or program provided or maintained by the Company and/or any subsidiary and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company and/or any subsidiary, including, without limitation, any stock option agreements or plans. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company and/or any subsidiary at or subsequent to the date of termination shall be payable in accordance with such plans or programs.

8.          Successors.

8.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive,

except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

8.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise (the “Company’s Successor”), by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9.          Restrictive Covenants.

9.1. Non-Solicitation. During the Term of Employment and for twelve (12) months after the date the Executive’s employment with the Company terminates for any reason, the Executive shall not (except on the Company’s behalf), solicit or hire any persons who were employed by or acting as a consultant to the Company at any time during the twelve (12) month period prior to such termination of employment. The Executive understands and agrees that the rights and obligations set forth in this Section 9.1 may extend beyond the Term of Employment.

9.2. Non-Competition. During the Term of Employment and for twelve (12) months after (a) any termination of employment for Cause or (b) any termination without Cause, for Good Reason or after a non-renewal of the Term of Employment by the Company where in any such case in this subsection (b) the Company provides severance (the “Non-Competition Period”), the Executive shall not provide any service to any entity selling the same or substantially similar product lines to the same or substantially similar customers as the Company at the time of the Executive’s termination of employment. Any unpaid severance payments under Section 6 shall immediately cease if the Executive violates this non-competition covenant.

9.3. Confidentiality. The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary to prosecute or defend the Executive’s rights against the Company or any subsidiary). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any subsidiary of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 9.3).

9.4. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach Sections 9.1 or 9.3 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 9.1 or 9.3, and to specific performance of each of the terms of each such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Sections 9.1 or 9.3, raise the defense that the Company has an adequate remedy at law. Notwithstanding the foregoing, the parties agree that the Company’s only remedy with respect to a violation by the Executive of Section 9.2 shall be the immediate cessation of any unpaid severance then payable under Section 6.

9.5. Special Severability. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 9 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10.         Miscellaneous.

10.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

10.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Chairman of the Compensation Committee Bernard Chaus, Inc. 530 Seventh Avenue New York, NY 10018
With a copy to Company’s counsel at:	Martin Nussbaum, Esq. Dechert LLP 30 Rockefeller Plaza New York, NY 10112
To the Executive:	David Stiffman At the address in the Company’s employment records or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.4. Arbitration. In the event of any dispute or controversy between the Company and the Executive with respect to any of the matters set forth herein, both the Company and the Executive agree to submit such dispute or controversy to binding arbitration, to be conducted in the County and City of New York, pursuant to the then prevailing rules and regulations of the American Arbitration Association, with one arbitrator presiding. The cost of such arbitration shall be divided equally between the Company and the Executive; provided that each of the Company and the Executive shall bear such party’s respective legal costs.

10.5. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

10.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.7. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

10.9. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

10.10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Bernard Chaus, Inc.
/s/ Josephine Chaus
By: Josephine Chaus, Chief Executive Officer

/s/ David Stiffman
David Stiffman

EXHIBIT A

General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of November 13, 2007, and effective as of December 3, 2007, (the “Agreement”) by and between David Stiffman (the “Executive”) and Bernard Chaus, Inc. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (a) any of the Company’s obligations to him under the Agreement, (b) any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained by the Company or (c) Losses arising under the ADEA which arise after the date on which the Executive executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

David Stiffman

Dated: